Dated February 27, 1996

                               OMNICOM GROUP INC.

                                     - and -

                     MORGAN STANLEY BANK AKTIENGESELLSCHAFT

                             ----------------------

                             PAYING AGENCY AGREEMENT

                                 DM 100,000,000

                  Floating Rate Bonds of 1996 due March 1, 1999

                             ----------------------



                         HENGELER MUELLER WEITZEL WIRTZ

                                Frankfurt am Main

PAYING AGENCY AGREEMENT dated February 27, 1996

between

(1) OMNICOM GROUP INC. (the "Issuer"),

(2) MORGAN STANLEY BANK AKTIENGESELLSCHAFT as paying agent (the "Bank").

The Issuer and a syndicate of financial institutions (the "Managers") under the lead management of the Bank have entered into a Subscription Agreement (the '"Subscription Agreement") dated February 27, 1996, pursuant to which the Issuer has agreed to issue, and the Managers have agreed to purchase, DM 100,000,000 Floating Rate Bonds of 1996 due March 1, 1999 (the "Bonds").

ss. 1 Definitions

In this Agreement the terms defined in the Subscription Agreement and the Terms and Conditions of the Bonds (the "Conditions") exhibited to the Subscription Agreement in Schedule 1 thereof shall have the same meaning herein unless otherwise required by the context, and "Paying Agent" means the Bank in its capacity as Paying Agent in respect of the Bonds and any successor of the Bank in such capacity appointed in accordance with ss. 6(5) of the Conditions, "Luxembourg Paying Agent" means the financial institution mentioned in ss. 6(7) of the Conditions in its capacity as paying agent in respect of the Bonds for the time of its appointment and any other financial institution appointed from time to time as paying agent in accordance with ss. 6(5) of the Conditions, and "Agents" means the Paying Agent and the Luxembourg Paying Agent.

ss. 2 Appointment of Agents

(1) The Issuer hereby appoints the Bank as its Paying Agent in respect of the Bonds and the Paying Agent accepts its appointment hereunder.

The Paying Agent shall have the rights and duties set out in the Conditions and in this Agreement and such rights and duties as are reasonably incidental thereto.

(2) The Issuer hereby ratifies (i) the appointment by the Paying Agent, in the name and on behalf of the Issuer, of the Luxembourg Paying Agent mentioned in ss. 6(7) of the Conditions and (ii) the making by the Paying Agent, in the name and on behalf of the Issuer, of the necessary arrangements with the Luxembourg Paying Agent regarding its services as paying agent. The Paying Agent warrants to the Issuer that those arrangements are appropriate for the purpose and that each Paying Agent has agreed to be liable to the Issuer in terms comparable to those set out in ss. 10(2) hereof.



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ss. 3 The Bonds

(1) Form. The Temporary Global Bond, the Permanent Global Bond (together the "Global Bonds") and the definitive Bonds with interest coupons attached shall be substantially in the respective form set out in the Subscription Agreement.

(2) The Global Bonds. The Global Bonds shall be signed manually on behalf of the Issuer by two duly authorized signatories of the Issuer or by a duly authorized attorney of the Issuer. The Issuer shall make the duly signed Global Bonds available to the Paying Agent not later than two Frankfurt banking days before the Closing Date. The Paying Agent shall authenticate the signed Temporary Global Bond and deliver it, value the Closing Date, to Deutscher Kassenverein AG for the account of the Managers. On or after the date which is 40 days after the Closing Date the Paying Agent shall authenticate the Permanent Global Bond and deliver it to Deutscher Kassenverein AG in accordance with the provisions of the Temporary Global Bond and the Permanent Global Bond.

(3) The Definitive Bonds.

(a) Form. The definitive Bonds and interest coupons, if any, shall be executed in facsimile on behalf of the Issuer by a duly authorized signatory of the Issuer. The definitive Bonds and the interest coupons shall bear such letters, numbers or other marks of identification as shall be determined by the duly authorized signatory of the Issuer executing such Bonds and interest coupons, as conclusively evidenced by his execution thereof.

(b) Notice. The Paying Agent shall promptly notify the Issuer of any request by a Bondholder to exchange Bonds represented by the Permanent Global Bond for definitive Bonds, whereupon the Issuer shall deliver to the Paying Agent definitive Bonds in a principal amount equal to the principal amount of the Bonds to be exchanged which shall be authenticated by the Paying Agent and delivered to Deutscher Kassenverein AG for delivery to the Bondholders.

ss. 4 Payments

(1) Payment by Issuer. Not later than 10:00 a.m. (Frankfurt time) on the respective due date for the payment of principal, interest or otherwise, the Issuer shall pay to the Paying Agent in same day funds the monies required for the payment of principal, interest or otherwise in such currency as at the time of payment shall be legal tender in the Federal Republic of Germany. The Issuer shall confirm to the Paying Agent not later than 10:00 a.m. (Frankfurt time) on the second banking day in Frankfurt am Main before the respective due date for any such payment that it has issued irrevocable payment instructions for such payment to be made. The Paying Agent shall contact the Issuer not later than ten banking days before the respective due date with regard to such payment. Any


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

payment hereunder shall be made to a redemption account in Frankfurt am Main as the Paying Agent may from time to time notify to the Issuer. Such redemption account will bear no interest.

As used in this Agreement, "banking day" means any day on which banks are open for business in Frankfurt am Main.

(2) Advances. If the monies required for the payment of principal, interest or otherwise are not, or not fully, received by the Paying Agent at the time and in the manner provided for in subsection (1) and if the Paying Agent has received the confirmation mentioned in subsection (l), the Paying Agent shall be entitled, but not in any event be obliged, to advance the necessary funds and to charge interest on the amount of such advance at the rate applied by it from time to time on overdraft facilities extended to prime borrowers.

(3) Notification. If the Paying Agent has not by 12:00 p.m. (Frankfurt time) on the second banking day before the respective due date received the confirmation referred to in subsection (l), it shall forthwith notify the Issuer thereof.

ss. 5 Cancellation

On the exchange of the whole of the Temporary Global Bond for Bonds represented by the Permanent Global Bond the Paying Agent shall collect and cancel the Temporary Global Bond. On the exchange of the whole of the Permanent Global Bond for definitive Bonds or upon full and final payment of principal, interest and any other moneys payable in respect of the Bonds, the Paying Agent shall collect and cancel the Permanent Global Bond. The Paying Agent shall deliver the canceled Global Bonds to the Issuer. The Paying Agent shall bear no further responsibility for the Global Bonds so cancelled.

ss. 6 Notices

(1) At the request of the Issuer the Paying Agent shall cause to be published in accordance with ss. 11 of the Conditions any notice to be given to the Bondholders in accordance with the Conditions or necessary to comply with the requirements of any stock exchange on which the Bonds are listed.

(2) If the Paying Agent has not received the full amount of the monies payable to the Bondholders in respect of the Bonds on or prior to the date on which such monies are payable to it in accordance with ss. 4 (1) and if such monies have not been advanced by the Paying Agent under ss. 4(2), the Paying Agent shall notify the Issuer thereof and publish a notice thereof in accordance with ss. 11 of the Conditions.

(3) If the Issuer shall elect to redeem the Bonds under ss. 5 of the Conditions it shall not less than 30 days prior to the latest date for the publication of


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the notice of redemption to be given to Bondholders,  notify the Paying Agent of such intention stating the date on which the Bonds are to be redeemed.

ss. 7 Documents

The Issuer shall provide to the Paying Agent for distribution among the Agents sufficient copies of any document required by the Conditions, the Offering Memorandum or any stock exchange on which the Bonds are listed to be available for issue or delivery to, or inspection by, Bondholders. Upon request of any person, the Paying Agent shall, and shall procure that the other Agents will, make copies of such documents so available to such person.

ss. 8 Other Provisions

(1) No Agency or Trust Relationship. The Agents are acting solely as agents for the Issuer and do not have any relationship of agency or trust with the Bondholders. The Paying Agent shall be released from the restrictions set out in ss. 181 German Civil Code.

(2) No Lien. The Paying Agent shall not, and shall procure that the other Agents will not, have any lien, right of retention, right of set-off or similar right in respect of any monies paid or payable to or by it hereunder against the Issuer, any Bondholder or any other person.

(3) No Liability for Interest. No Agent shall have any liability to any person for interest on any monies held by it pursuant to this Agreement.

(4) Taking of Advise. The Paying Agent may consult on any legal matter with any legal adviser satisfactory to it and any advise or written opinion of such legal adviser shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by it hereunder in good faith and in accordance with such advise or opinion.

(5) Document Believed to be Genuine. The Paying Agent shall be protected and shall incur no liability for or in respect of any action taken or omitted to be taken or loss suffered by it in reliance upon any Global Bond, definitive Bond, notice, statement or other paper or document reasonably believed by it to be genuine and to have been presented or signed by the proper party or parties.

ss. 9 Commissions and Expenses

(1) Commissions. The Issuer shall in respect of the services of the Agents pursuant to this Agreement pay to the Paying Agent the commissions and fees as separately agreed between the Issuer and the Paying Agent. The Issuer shall have no responsibility with respect to the apportionment of such monies as between the Paying Agent and the other Agents.



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

(2) Expenses. The Issuer shall pay to the Paying Agent all reasonable out-of-pocket expenses (including legal, publication, insurance, telex and postage expenses) properly incurred by the Agents in connection with their services. Subsection (1), sentence 2 shall apply analogously.

ss. 10 Indemnities

(1) By Issuer. The Issuer shall indemnify each of the Agents against any loss, liability, expense or claim (including all reasonable expenses paid or incurred in disputing or defending any of the foregoing) which it may incur or which may be made against it arising out of or in relation to or in connection with its appointment or the performance of its functions, except such as may result from a violation by it of its obligations under or pursuant to this Agreement for which the Agent is responsible under general provisions of German law.

(2) By Paying Agent. The Paying Agent shall indemnify the Issuer against any loss, liability, expense or claim (including, but not limited to, all reasonable expenses paid or incurred in disputing or defending any of the foregoing) which the Issuer may incur or which may be made against it as a result of the violation by the Paying Agent of its obligations under this Agreement for which it is responsible under general provisions of German law.

ss. 11 Change of Agents

The change of Agents shall be governed by the provisions of ss. 6(5) and (7) of the Conditions.

ss. 12 Communications

(1) Any document or information furnished or supplied under this Agreement shall be in the English language.

(2) All communications given hereunder shall be given by letter, or by telex, cable or facsimile transmission to be confirmed by letter.


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(3) Subject to written notice of change of address, all communications hereunder shall be given to the following addresses:

                  (a)  If to the Issuer:

                       Omnicom Group Inc.
                       437 Madison Avenue
                       New York, N.Y. 10022
                       U.S.A.

                       Telefax: 212 415 3530
                       Attention: Chief Financial Officer

                  (b)  If to the Paying Agent:

                       Morgan Stanley Bank AG
                       RahmhofstraBe 2-4
                       60313 Frankfurt am Main
                       Federal Republic of Germany

                       Telefax: 69 2166 1399
                       Telex: 412 648
                       Attention: New Issues Department

ss. 13 Severability

Should any provision of this Agreement be or become void in whole or in part, the other provisions of this Agreement shall remain in force. The void provision shall be deemed substituted by a valid provision which accomplishes as far as legally possible the economic purposes of the void provision.

ss. 14 Stamp Taxes

The Issuer shall pay all stamp or other documentary taxes or duties, if any, to which this Agreement may be subject in the United States of America or the Federal Republic of Germany.

ss. 15 Governing Law: Place of Performance

(1) This Agreement shall in all respects be governed by, and construed in accordance with, the laws of the Federal Republic of Germany.

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

(2) Place of performance for the obligations of all parties hereto shall be Frankfurt am Main.

ss. 16 Place of Jurisdiction

Any action or other legal proceedings arising out of or in connection with this Agreement ("Proceedings") shall be brought in the District Court (Landgericht) in Frankfurt am Main. The Issuer hereby appoints Hasche & Eschenlohr, Rechtsanwalte, BriennerstraBe 11/V, D-80333 Munich, as its agent for service of process with respect to any proceedings brought before any German court.

ss. 17 Conditionality

Except for the obligations of the Issuer under ss. 14, the rights and obligations of the parties hereunder shall be conditional on the occurrence of the Closing under the Subscription Agreement.

ss. 18 Counterparts

This Agreement is executed in two counterparts in the English language. One executed counterpart is issued to each party hereto. Each executed counterpart shall be an original.


OMNICOM GROUP INC.


By
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MORGAN STANLEY BANK AKTIENGESELLSCHAFT


By
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